Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intermolecular, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2017 relating to the consolidated financial statements, which appears in Intermolecular Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

Armanino LLP

San Ramon, California

March 3, 2017